Exhibit 99.1
Liberty Latin America Reports First Quarter 2021 Results
Record Q1 RGU additions of 76,000 led by C&W and Puerto Rico
Revenue up 25% driven by Puerto Rico acquisition, rebased revenue flat
Operating income of $178 million, up 65% YoY
Adj. OIBDA reported growth of 23% to $449 million, or rebased growth of 3%
Denver, Colorado - May 5, 2021: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q1”) ended March 31, 2021.
CEO Balan Nair commented, “We had a strong start to the year as our focus on volume resulted in record Q1 RGU additions of 76,000, over 25% higher than the prior year, as well as continued recovery in our mobile operations. Overall, our markets are beginning to recover from the worst impacts of the pandemic, however, the operating environment remains challenging given reduced tourism and government imposed lockdowns and restrictions continuing during the quarter.”
“Fixed subscribers grew across all of our markets, with particularly strong performance in Puerto Rico where we maintained momentum from 2020 and saw close to three times as many RGU additions in the first quarter as compared to the prior-year period. There remains a significant broadband penetration opportunity across our region and during the first quarter we added or upgraded approximately 130,000 homes using fiber technologies to bring high-speed connectivity to more customers. Mobile additions were also particularly strong for the first quarter, driven by over 60,000 adds in Panama.”
“We reported $1.2 billion in revenue, $178 million of operating income and $449 million in Adjusted OIBDA in the first quarter. Despite the ongoing impact of the pandemic on our financial performance, particularly across our mobile and B2B operations, we delivered rebased Adjusted OIBDA growth of 3%, our strongest result in a year. Furthermore, we had a record Q1 in terms of cash flow from operations and Adjusted Free Cash Flow, posting $204 million and $58 million, respectively.”
“As part of our proactive balance sheet management, we successfully refinanced over $1 billion of our debt across Puerto Rico and Chile in March. These financings improved our average debt tenor, reduced our borrowing costs, and added $250 million of incremental capital to our corporate balance sheet.”
“Overall, we started the year well and anticipate that the regional operating environment will improve as vaccination rates increase and local economies recover in the coming months and quarters. In addition to our organic growth opportunities, we continue to drive the integration of AT&T's Puerto Rico and USVI operations and are working towards a summer completion of the acquisition of Telefónica's Costa Rica assets.”

Business Highlights
•C&W Caribbean & Networks: strong operating and improving sequential financial results
◦Record Q1 additions of 28,000 RGUs, up 12% YoY, driven by broadband
◦Continued mobile recovery with Q1 additions higher YoY, led by Jamaica
•C&W Panama: resilient operating metrics
◦Robust RGU additions of 10,000 and record Q1 mobile subscriber additions of 61,000
◦Investing in fixed connectivity opportunity, added / upgraded over 20,000 homes
•Liberty Puerto Rico: strong start to year; first full quarter including Liberty Mobile
◦Continued broadband demand drove record Q1 RGU additions of 25,000
◦Strong reported and rebased Adj. OIBDA growth of 197% and 26%, respectively
•VTR: COVID-19 mobility restrictions and 2020 subscriber losses set up challenging start to year
◦Improved subscriber results in Q1, RGU adds following two consecutive quarters of loss
◦Added over 75,000 new build / upgraded homes in the quarter
•Cabletica: positive opening to 2021 with continued growth in subscribers and financial results
◦RGU additions 9% higher YoY, driven by broadband
◦Reported and rebased Adj. OIBDA growth of 6% and 14%, respectively
Organizational Update
As a result of organizational changes during the first quarter of 2021, VTR and Cabletica are now separate operating and reportable segments. Accordingly, as of March 31, 2021, our reportable segments are as follows:
•C&W Caribbean & Networks
•C&W Panama
•Liberty Puerto Rico
•VTR
•Cabletica

Additional information, including historic quarterly revenue, adjusted OIBDA and P&E additions under our updated reporting segments, can be found on our website at https://www.lla.com/investors.

Financial and Operating Highlights

Financial Highlights	Q1 2021	Q1 2020	YoY Growth	YoY Rebase Growth[1]

(USD in millions)
Revenue	$1,160	$931	25%	—%
Adjusted OIBDA[2]	$449	$364	23%	3%
Operating income	$178	$108	65%
Property & equipment additions	$152	$133	15%
As a percentage of revenue	13.1%	14.3%

Adjusted FCF[3]	$58	$(49)
Cash provided by operating activities	$204	$115
Cash used by investing activities	$(126)	$(147)
Cash provided by financing activities	$333	$455

Operating Highlights[4]	Q1 2021	Q1 2020	YoY Growth	YoY FX-Neutral Growth[5]

Total Customers	3,217,400	3,177,900	1%
Organic customer adds	12,800	31,100
Total RGUs	6,262,300	6,101,600	3%
Organic RGU adds	76,000	60,000
Broadband	34,000	48,400
Video	6,100	4,600
Telephony	35,900	7,000
Mobile subscribers*	4,506,200	3,619,800	24%
Organic mobile adds (losses)	54,900	(38,700)
Fixed ARPU	$49.58	$47.61	4%	1%
Mobile ARPU	$19.51	$12.60	55%	55%

* Q1 2021 figure includes 1,020,700 mobile subscribers related to operations in Puerto Rico and USVI. These operations were acquired on October 31, 2020 and therefore not included in Q1 2020 subscriber data.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated, and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
	2021	2020	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$429.8	$452.0	(5)	(4)
C&W Panama	122.0	138.3	(12)	(11)
Liberty Puerto Rico	361.3	104.6	245	14
VTR	210.3	206.4	2	(8)
Cabletica	36.2	33.7	7	15
Corporate	5.4	—	N.M.	N.M.
Eliminations	(5.1)	(4.0)	N.M.	N.M.
Total	$1,159.9	$931.0	25	—
N.M. – Not Meaningful.
•Our reported revenue for the three months ended March 31, 2021 increased by 25%.
◦Reported revenue growth was driven by (1) the addition of $240 million from Liberty Mobile, which was acquired on October 31, 2020, (2) double-digit growth in our legacy Liberty Puerto Rico operations, and (3) a net positive foreign exchange ("FX") impact of $11 million. These increases were partially offset by organic declines across C&W Panama, VTR and C&W Caribbean & Networks.

Q1 2021 Revenue Growth – Segment Highlights
•C&W Caribbean & Networks: revenue declined on a reported and rebased basis by 5% and 4%, respectively. The higher reported decline was primarily driven by adverse currency movements.
◦B2B revenue declined 4% on both a reported and rebased basis, as compared to the prior-year period. The year-over-year decline continued to be driven by reduced or suspended service across our markets as a result of a decline in economic activity following COVID-19 restrictions. Our subsea network performance was also lower in the quarter, primarily due to revenue recognized on a cash basis for services to a significant customer in the prior-year period.
◦Fixed residential revenue was 2% lower on a reported basis and flat on a rebased basis, as compared to the prior-year period. Rebased performance was driven by the addition of 106,000 RGUs in the past twelve months, of which 66,000 were broadband subscribers as customers sought improved connectivity to support work and education from home. Volume growth was offset by lower ARPUs primarily across telephony and video products and by a decline in non-subscription revenue due to lower interconnect volumes.
◦Mobile revenue declined 10% on a reported basis and 8% on a rebased basis, as compared to the prior-year period. The decrease was driven by lower average numbers of mobile subscribers due to COVID-19 impacts, including reduced retail and acquisition activities, and lower ARPU from mobile services as lockdowns and travel restrictions reduced outbound roaming and usage.

•C&W Panama: revenue declined by 12% on a reported basis and 11% on a rebased basis as our operations in Panama continued to be impacted by COVID-19. Sequential performance was relatively stable, excluding the impact of reduced non-recurring B2B revenue in Q1 2021 as compared to a strong performance in Q4 2020.
◦B2B revenue was 13% lower on a reported basis, primarily due to reduced non-recurring revenue compared to the prior-year period where we secured some notable Government-related projects.
◦Fixed residential revenue was 9% lower on a reported basis. Subscription revenue declined as volume growth across all products was offset by lower ARPU in telephony and video services. Non-subscription revenue drove the overall decline, primarily due to lower payphone usage.
◦Mobile revenue declined 11% on a reported basis, driven by continued reduction in recharge activity and fewer subscribers year-over-year following COVID-19 lockdowns.
•Liberty Puerto Rico: revenue grew by 245% and 14% on a reported and rebased basis, respectively. Reported growth benefited from the inclusion of Liberty Mobile in the quarter. Our legacy Puerto Rico business delivered double-digit revenue growth driven by 136,000 RGU additions and increased ARPU over the last twelve months.
•VTR: revenue increased by 2% on a reported basis and declined by 8% on a rebased basis. The higher reported growth as compared to the prior-year period was driven by a 10% depreciation of the U.S. dollar relative to the Chilean peso. Despite fixed additions in the current quarter, carryover effects from subscriber losses during the second half of 2020 continue to impact rebased revenue performance. Increased competitive intensity has further led to discounting of bundles and associated lower ARPUs.
•Cabletica: revenue grew by 7% and 15% on a reported and rebased basis, respectively. This was driven by increased broadband subscribers and overall ARPU growth over the year.
Operating Income
•Operating income was $178 million and $108 million for the three months ended March 31, 2021 and 2020, respectively.
◦We reported higher operating income during Q1 2021, as compared with the corresponding period during 2020, primarily due to the net effect of (i) an increase in Adjusted OIBDA as further discussed below, (ii) an increase in depreciation and amortization expense and (iii) a decrease in impairment, restructuring and other operating items, net.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)
	March 31,
	2021	2020	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$181.3	$187.0	(3)	(2)
C&W Panama	44.0	45.8	(4)	(3)
Liberty Puerto Rico	149.9	50.5	197	26
VTR	70.5	80.1	(12)	(20)
Cabletica	14.1	13.3	6	14
Corporate	(10.5)	(12.8)	18	18
Total	$449.3	$363.9	23	3

Operating income margin	15.4%	11.6%

Adjusted OIBDA margin	38.7%	39.1%
•Our reported Adjusted OIBDA for the three months ended March 31, 2021 increased by 23%.
◦Reported Adjusted OIBDA increase in Q1 2021 was largely driven by (1) the addition of $86 million contributed by Liberty Mobile, (2) strong growth in our legacy Liberty Puerto Rico operations, and (3) a net positive FX impact of $3 million. These increases were partially offset by declines in VTR, C&W Caribbean & Networks and C&W Panama.
Q1 2021 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean and Networks: Adjusted OIBDA declined on a reported and rebased basis by 3% and 2%, respectively. Our rebased performance was driven by the aforementioned rebased revenue decline, partly offset by lower costs. Direct costs were lower due to reduced wholesale call volumes. Other operating costs and expenses were lower as (i) reduced personnel costs due to ongoing restructuring activities and (ii) lower travel and entertainment and marketing costs given COVID-19 related mobility restrictions were partly offset by increased network maintenance costs as usage increased.
•C&W Panama: Adjusted OIBDA declined by 4% on a reported basis and 3% on a rebased basis. Performance was driven by the aforementioned revenue decline, partly offset by lower direct and operating costs. Direct costs decreased due to certain non-recurring projects that have been put on hold due to economic uncertainty related to COVID-19, and lower handset sales due to lockdown restrictions. Other operating costs and expenses were lower year-over-year, due to (i) the benefits of certain ongoing restructuring activities, (ii) reduced bad debt provisions, and (iii) lower network maintenance costs due to the renegotiation of certain vendor contracts and reduced expense as we upgrade legacy networks.
•Liberty Puerto Rico: reported and rebased Adjusted OIBDA growth of 197% and 26%, respectively. Reported growth was driven by the inclusion of Liberty Mobile in the quarter. For our legacy operations, rebased growth was driven by the previously mentioned revenue growth, partly offset by (i) annual increases in programming rates and a higher number of video subscribers, and (ii) higher labor and commercial costs, including commissions associated with increased sales. Liberty Mobile also posted strong rebased Adjusted OIBDA growth driven by higher gross profit due to improved equipment sales margins and higher net roaming income.
•VTR: Adjusted OIBDA declined on a reported and rebased basis by 12% and 20%, respectively. The lower reported year-over-year decline was driven by a depreciation of the U.S. dollar relative to the Chilean peso. The rebased Adjusted OIBDA decline was driven by the aforementioned revenue impacts and higher other operating costs and expenses, slightly offset by lower direct costs driven by lower interconnect rates and equipment sales. Other operating costs and expenses were higher in the quarter, primarily due to increased network and commercial activities.
•Cabletica: reported and rebased Adjusted OIBDA growth of 6% and 14%, respectively. Rebased growth was driven by the previously mentioned revenue growth and stable Adjusted OIBDA margin of 39%.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was $88 million and ($181 million) for the three months ended March 31, 2021 and 2020, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures.

	Three months ended
	March 31,
	2021	2020
	in millions, except % amounts

Customer Premises Equipment	$73.6	$67.1
New Build & Upgrade	25.5	28.2
Capacity	17.1	6.1
Baseline	26.9	19.6
Product & Enablers	9.3	11.9
Property & equipment additions	152.4	132.9
Assets acquired under capital-related vendor financing arrangements	(18.8)	(23.6)
Changes in current liabilities related to capital expenditures	2.0	39.9
Capital expenditures	$135.6	$149.2

Property & equipment additions as % of revenue	13.1%	14.3%

Property & Equipment Additions:
C&W Caribbean & Networks	$49.6	$57.3
C&W Panama	10.7	13.2
Liberty Puerto Rico	33.7	13.3
VTR	46.7	40.9
Cabletica	7.3	4.0
Corporate	4.4	4.2
Property & equipment additions	$152.4	$132.9

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean & Networks	11.5%	12.7%
C&W Panama	8.8%	9.5%
Liberty Puerto Rico	9.3%	12.7%
VTR	22.2%	19.8%
Cabletica	20.2%	11.9%

New Build and Homes Upgraded by Reportable Segment:
C&W Caribbean & Networks	21,000	17,200
C&W Panama	21,500	25,200
Liberty Puerto Rico	2,100	7,200
VTR	76,700	29,300
Cabletica	6,600	1,500
Total	127,900	80,400

Q1 2021 Property & Equipment Additions and Capital Expenditures – Segment Highlights
•C&W Caribbean & Networks: the year-over-year decrease was mainly driven by (i) the Bahamas hurricane Dorian recovery capex spend in the prior-year period and (ii) the impact of COVID-19 restrictions on sales in certain markets.
•C&W Panama: P&E additions were lower year-over-year due to (i) reduced CPE expenditures as gross adds declined and unit pricing and installation efficiency improved.
•Liberty Puerto Rico: the year-over-year increase in expenditure and decline in P&E additions as a percentage of revenue was driven by the inclusion of Liberty Mobile in Q1 2021.
•VTR: P&E additions were higher year-over-year driven by increased CPE, new build activity and capacity investments.
•Cabletica: P&E additions increased as compared to the prior-year period due to higher CPE costs related to sales and higher cost of new set-top boxes.

Summary of Debt, Finance Lease Obligations, Cash and Cash Equivalents & Restricted Cash
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash, cash equivalents and restricted cash at March 31, 2021:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$404.8	$1.1	$405.9	$557.1
C&W	4,193.9	1.2	4,195.1	474.7
Liberty Puerto Rico	2,610.0	10.8	2,620.8	128.1
VTR	1,597.4	—	1,597.4	138.5
Cabletica	119.7	—	119.7	7.2
Total	$8,925.8	$13.1	$8,938.9	$1,305.6

Consolidated Leverage and Liquidity Information:			March 31, 2021	December 31, 2020
Consolidated gross leverage ratio[2]			5.0x	4.8x
Consolidated net leverage ratio[2]			4.3x	4.3x
Average debt tenor[3]			6.5 years	6.2 years
Fully-swapped borrowing costs			6.0%	6.3%
Unused borrowing capacity (in millions)[4]			$1,219.7	$1,172.9
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios, required reconciliations and the impact of Liberty Mobile on the ratios, see Non-GAAP Reconciliations below.
3.For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.
4.At March 31, 2021, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the March 31, 2021 compliance reporting requirements. For information regarding limitations on our ability to access this liquidity, see the discussion under “Material Changes in Financial Condition” in our recently filed Quarterly Report on Form 10-Q.

Quarterly Subscriber Variance

	Fixed Subscriber Variance Table — March 31, 2021 vs December 31, 2020
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers

C&W Caribbean & Networks:
Jamaica	7,400	7,400	6,600	1,900	9,100	11,000	22,000	10,100
The Bahamas	—	—	(500)	600	1,400	(700)	1,300	(1,000)
Trinidad and Tobago	600	600	500	—	1,400	1,100	2,500	—
Barbados	—	—	200	700	900	(100)	1,500	(3,700)
Other	1,900	1,900	(2,200)	(3,000)	3,200	200	400	(3,300)
Total C&W Caribbean & Networks	9,900	9,900	4,600	200	16,000	11,500	27,700	2,100
C&W Panama[1]	16,200	16,200	3,900	1,400	5,100	3,500	10,000	61,100
Total C&W	26,100	26,100	8,500	1,600	21,100	15,000	37,700	63,200
Liberty Puerto Rico[2,3]	2,300	2,300	11,800	3,200	15,200	6,200	24,600	(1,900)
VTR	76,000	77,000	(10,500)	1,700	(8,200)	13,000	6,500	(6,400)
Cabletica[4]	6,600	6,600	3,000	(400)	5,900	1,700	7,200	—
Total Net Adds	111,000	112,000	12,800	6,100	34,000	35,900	76,000	54,900

	Mobile Subscriber Variance Table — March 31, 2021 vs December 31, 2020
	Consolidated Operating Data — March 31, 2021			Q1 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W Caribbean & Networks:
Jamaica	977,200	25,200	1,002,400	7,200	2,900	10,100
The Bahamas	147,400	32,700	180,100	(3,400)	2,400	(1,000)
Barbados	84,100	30,800	114,900	(4,300)	600	(3,700)
Other	339,400	51,800	391,200	(7,100)	3,800	(3,300)
Total C&W Caribbean & Networks	1,548,100	140,500	1,688,600	(7,600)	9,700	2,100
C&W Panama[1]	1,398,600	124,400	1,523,000	59,700	1,400	61,100
Total C&W	2,946,700	264,900	3,211,600	52,100	11,100	63,200
Liberty Puerto Rico[2,3]	234,200	786,500	1,020,700	(4,800)	2,900	(1,900)
VTR	10,800	263,100	273,900	(500)	(5,900)	(6,400)
Total Net Adds	3,191,700	1,314,500	4,506,200	46,800	8,100	54,900

1.RGU balances do not include 66,400 RGUs and 13,600 mobile subscribers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and continue to receive services.
2.RGU balances do not include 13,600 fixed RGUs representing customers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and were moved to an "essential services plan".
3.As of March 31, 2021, postpaid mobile subscribers include 126,700 Corporate Responsible Users (CRU). A CRU represents an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and the organization is responsible for the payment of the CRU’s mobile services. Mobile subscriber information associated with Liberty Mobile is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.
4.Our homes passed in Costa Rica include 40,000 homes on a third-party network that provides us long-term access.

C&W Caribbean & Networks
•Each of our reporting markets reported net fixed additions in the quarter, led by Jamaica, which continued its momentum, driving C&W Caribbean & Networks overall performance through the addition of 22,000 RGUs.
•Mobile subscribers grew by 2,000 in the first quarter - seasonally one of our most challenging periods following increased promotional activity related to the Christmas holidays in the fourth quarter. Jamaica again drove the segment's performance contributing 10,000 additions.
C&W Panama
•Panama added 10,000 RGUs in Q1 and continues to grow its fixed subscriber base. We are investing to increase broadband connectivity across the country and added over 20,000 FTTH homes in the quarter.
•Mobile operations delivered a strong quarter with 61,000 subscriber additions however lockdown restrictions related to COVID-19 have continued to impact the operating environment in Panama.
Liberty Puerto Rico
•Fixed additions momentum continued with 25,000 additions in the quarter, more than double the prior-year period and taking additions over the past twelve months to 136,000. Broadband RGU additions drove the increase in both periods as we increased penetration of our high-speed data connectivity solutions.
•In its first full quarter, Liberty Mobile maintained a relatively flat subscriber base with prepaid losses offsetting postpaid gains.
VTR
•VTR added 7,000 RGUs in the quarter following net losses during H2 2020. Net additions were driven by improved gross adds and increased focus on retention activities.
•We reported 6,000 fewer mobile subscribers in Q1 as COVID-19 continued to impact retail activity.
Cabletica
•Broadband drove net RGU additions in Cabletica of 7,000, up 9% year-over-year.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,			FX-Neutral[1]
	2021	2020	% Change	% Change

Liberty Latin America[2]	$49.58	$47.61	4.1%	1.1%
C&W Caribbean and Networks	$48.45	$49.80	(2.7%)	(0.8%)
C&W Panama[2]	$37.86	$42.01	(9.9%)	(9.9%)
Liberty Puerto Rico	$77.83	$75.69	2.8%	2.8%
VTR[3]	$43.55	$40.49	7.6%	(3.0%)
Cabletica[4]	$42.80	$42.23	1.3%	8.7%
Cable & Wireless Borrowing Group[2]	$46.46	$48.42	(4.0%)	(2.5%)
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended March 31,			FX-Neutral[1]
	2021	2020	% Change	% Change

Liberty Latin America[5]	$19.51	$12.60	54.8%	55.0%
C&W Caribbean and Networks	$14.18	$14.46	(1.9%)	0.4%
C&W Panama	$8.77	$9.69	(9.5%)	(9.5%)
Liberty Puerto Rico	$44.96	$—	N.M.	N.M.
VTR[6]	$15.94	$16.07	(0.8%)	(10.5%)
Cable & Wireless Borrowing Group	$11.64	$12.29	(5.3%)	(3.8%)
N.M. – Not Meaningful.
1.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.ARPU per customer relationship for the three months ended March 31, 2020 has been revised to exclude revenue and customer relationships associated with the DTH operations in Panama that were shut down in January 2021.
3.The ARPU per customer relationship amounts in Chilean pesos for the three months ended March 31, 2021 and 2020 are CLP 31,528 and CLP 32,517, respectively.
4.The ARPU per customer relationship amounts in Costa Rican colon for Cabletica for the three months ended March 31, 2021 and 2020 are CRC 26,208 and CRC 24,113, respectively.
5.The amount for the three months ended March 31, 2020 does not include the revenue and mobile subscribers of Liberty Mobile as the business was acquired on October 31, 2020. Excluding Liberty Mobile in the three months ended March 31, 2021, ARPU would have declined year-over-year by 4.9% on a reported basis and 4.6% on an FX-Neutral basis.
6.The mobile ARPU amounts in Chilean pesos for the three months ended March 31, 2021 and 2020 are CLP 11,544 and CLP 12,909, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and focus areas, performance and guidance, growth expectations and Adjusted Free Cash Flow expectations for 2021; expected new build and upgrade activity in 2021 and estimated P&E additions as a percent of revenue; the anticipated impact of the COVID-19 pandemic (including the rollout of vaccines) on our business and financial results, and for the countries in which we operate; our digital strategy, product innovation and commercial plans and projects (including expectations regarding customer value propositions); expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition; the timing and impact of the acquisition of Telefónica's Costa Rica business; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the acquisition of Telefónica's Costa Rica business; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Claudia Restrepo    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions, (ii) dispositions and (iii) FX. See Non-GAAP Reconciliations below.
2.Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.
5.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	March 31,		Change	Rebased change[1]
	2021	2020
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$40.5	$44.9
Broadband internet	77.3	71.0
Fixed-line telephony	20.8	24.3
Total subscription revenue	138.6	140.2
Non-subscription revenue	13.2	16.9
Total residential fixed revenue	151.8	157.1	(3%)	(1%)
Residential mobile revenue:
Service revenue	111.1	123.0
Interconnect, equipment sales and other	21.7	25.5
Total residential mobile revenue	132.8	148.5	(11%)	(9%)
Total residential revenue	284.6	305.6	(7%)	(5%)
B2B revenue:
Service revenue	198.9	213.4
Subsea network revenue	66.4	69.6
Total B2B revenue	265.3	283.0	(6%)	(6%)
Total	$549.9	$588.6	(7%)	(6%)

Operating income	$68.0	$57.6	18%

Adjusted OIBDA	$225.3	$232.8	(3%)	(2%)

Operating income as a percentage of revenue	12.4%	9.8%

Adjusted OIBDA as a percentage of revenue	41.0%	39.6%

Proportionate Adjusted OIBDA	$192.2	$200.7
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition, the shut down of our DTH operations in Panama and FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, finance lease obligations and cash and cash equivalents:

		March 31,	December 31,
	Facility Amount	2021	2020
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2026 (LIBOR + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Total Senior Secured Credit Facilities		1,510.0	1,510.0
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$550.0	550.0	550.0
Senior Notes:
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		2,270.0	2,270.0
Other Regional Debt		344.1	346.2
Vendor financing		69.8	66.1
Finance lease obligations		1.2	1.7
Total third-party debt and finance lease obligations		4,195.1	4,194.0
Premiums, discounts and deferred financing costs, net		(28.9)	(28.2)
Total carrying amount of third-party debt and finance lease obligations		4,166.2	4,165.8
Less: cash and cash equivalents		474.7	485.5
Net carrying amount of third-party debt and finance lease obligations		$3,691.5	$3,680.3
•At March 31, 2021, our third-party total and proportionate net debt was $3.7 billion and $3.6 billion, respectively, our Fully-swapped Borrowing Cost was 5.6%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.2 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $192 million for Q1 2021 and $201 million for Q1 2020.
•Based on Q1 results, our Proportionate Net Leverage Ratio was 4.5x, calculated in accordance with C&W's Credit Agreement. At March 31, 2021, we had maximum undrawn commitments of $775 million, including $145 million under our regional facilities. At March 31, 2021, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the March 31, 2021 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, finance lease obligations and cash and cash equivalents:

		March 31,	December 31,
	Facility amount	2021	2020
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR + 3.50%)	$167.5	$—	$—
Term Loan Facility due 2028 (LIBOR + 3.75%)	$500.0	500.0	—
Term Loan Facility due 2026 (LIBOR + 5.0%)	$—	—	1,000.0
Total Senior Secured Credit Facilities		500.0	1,000.0
Notes:
5.125% Senior Secured Notes due 2029	$820.0	820.0	—
6.75% Senior Secured Notes due 2027	$1,290.0	1,290.0	1,290.0
Total Notes		2,610.0	2,290.0
Finance lease obligations		10.8	10.5
Total debt and finance lease obligations		2,620.8	2,300.5
Discounts and deferred financing costs		(39.9)	(39.1)
Total carrying amount of debt		2,580.9	2,261.4
Less: cash and cash equivalents		128.1	79.4
Net carrying amount of debt		$2,452.8	$2,182.0

•In March 2021, we issued (i) $820 million aggregate principal amount of 5.125% senior secured notes due 2029 and (ii) $500 million aggregate principal amount of a LIBOR + 3.75% term loan facility due 2028. The net proceeds from these issuances were used to (i) repay, in full, the Term Loan Facility due 2026, including related derivative unwind costs and transaction fees and expenses, and (ii) upstream cash to Liberty Latin America.
•At March 31, 2021, our Fully-swapped Borrowing Cost was 6.1% and the average tenor of debt was approximately 7.3 years.
•Based on our results for Q1 2021, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 4.1x, calculated in accordance with LPR’s Group Credit Agreement.
•At March 31, 2021, we had maximum undrawn commitments of $168 million. At March 31, 2021, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the March 31, 2021 compliance reporting requirements.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for the period indicated, in accordance with U.S. GAAP.

	Three months ended
	March 31,
	2021	2020	Change
	CLP in billions, except % amounts

Revenue	152.2	165.7	(8%)

Operating income	13.4	27.9	(52%)

Adjusted OIBDA	50.9	64.1	(20%)

Operating income as a percentage of revenue	8.8%	16.8%

Adjusted OIBDA as a percentage of revenue	33.4%	38.7%
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt and cash and cash equivalents:

	March 31,		December 31,
	2021		2020
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023 (ICP[1]+ 3.80%)	CLP 0	—	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 0	—	33.1
Revolving Credit Facility A due 2026 (TAB[2]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2026 (LIBOR + 2.75%)	$200.0	—	—
Total Senior Secured Credit Facilities		—	174.0
Notes:
Senior Secured Notes:
4.375% USD Senior Secured Notes due 2029	$410.0	294.7	—
5.125% USD Senior Secured Notes due 2028	$540.0	388.1	427.1
Senior Notes:
6.375% USD Senior Notes due 2028	$550.0	395.3	391.5
Total Notes		1,078.1	818.6
Vendor Financing		70.0	70.9
Total debt		1,148.1	1,063.5
Deferred financing costs		(17.4)	(16.2)
Total carrying amount of debt		1,130.7	1,047.3
Less: cash and cash equivalents		99.6	52.8
Net carrying amount of debt		1,031.1	994.5
Exchange rate (CLP to $)		718.7	711.8
1.     Índice de Cámara Promedio rate.
2.     Tasa Activa Bancaria rate.

•In March 2021, we issued $410 million aggregate principal amount of 4.375% senior secured notes due April 2029. The net proceeds were used to (i) redeem $60 million of the 5.125% Senior Secured Notes due 2028, (ii) repay the Term Loan Facility B-1 due 2023 and Term Loan Facility B-2 due 2023 in full (in each case including related premiums, fees and expenses) and (iii) to add cash to the balance sheet.
•At March 31, 2021, our Fully-swapped Borrowing Cost was 5.8% and the average tenor of debt (excluding vendor financing) was approximately 7.3 years.
•Based on our results for Q1 2021, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 5.2x, calculated in accordance with the indenture governing the 6.375% USD Senior Notes due 2028.
•At March 31, 2021, we had maximum undrawn commitments of $200 million (CLP 144 billion) and CLP 45 billion. At March 31, 2021, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the March 31, 2021 compliance reporting requirements.

Cabletica Borrowing Group
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's debt and cash and cash equivalents:

	March 31,		December 31,
	2021		2020
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2024[1] (LIBOR + 5.50%)	$49.2	30.1	30.2
Term Loan B-2 Facility due 2024[1] (TBP[2] + 6.75%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2024 (LIBOR + 4.25%)	$15.0	—	—
Debt before discounts and deferred financing costs		73.3	73.4
Deferred financing costs		(3.9)	(4.0)
Total carrying amount of debt		69.4	69.4
Less: cash and cash equivalents		4.4	4.7
Net carrying amount of debt		65.0	64.7

Exchange rate (CRC to $)		612.3	613.2
1.    Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on February 1, 2024, with the remaining respective principal amounts due on August 1, 2024, which represents the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

Subscriber Table

	Consolidated Operating Data — March 31, 2021
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers

C&W Caribbean & Networks
Jamaica	621,100	621,100	303,300	130,300	268,700	257,200	656,200	1,002,400
The Bahamas	120,900	120,900	34,800	8,000	27,800	33,700	69,500	180,100
Trinidad and Tobago	335,200	335,200	157,500	106,200	141,500	87,300	335,000	—
Barbados	140,400	140,400	82,600	34,400	70,300	71,000	175,700	114,900
Other	333,600	313,800	231,700	74,800	180,500	119,200	374,500	391,200
Total C&W Caribbean & Networks	1,551,200	1,531,400	809,900	353,700	688,800	568,400	1,610,900	1,688,600
C&W Panama[1]	704,100	704,100	188,600	91,300	161,000	163,200	415,500	1,523,000
Total C&W	2,255,300	2,235,500	998,500	445,000	849,800	731,600	2,026,400	3,211,600
Liberty Puerto Rico[2,3]	1,140,000	1,140,000	492,300	238,400	449,500	242,300	930,200	1,020,700
VTR	3,924,600	3,501,700	1,455,300	1,067,200	1,277,900	510,200	2,855,300	273,900
Cabletica[4]	639,600	633,700	271,300	206,500	220,700	23,200	450,400	—
Total	7,959,500	7,510,900	3,217,400	1,957,100	2,797,900	1,507,300	6,262,300	4,506,200

1.RGU balances do not include 66,400 RGUs and 13,600 mobile subscribers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and continue to receive services.

2.RGU balances do not include 13,600 fixed RGUs representing customers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and were moved to an "essential services plan".

3.As of March 31, 2021, postpaid mobile subscribers include 126,700 CRUs. A CRU represents an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services. Mobile subscriber information associated with the AT&T Acquisition is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

4.Our homes passed in Costa Rica include 40,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters. Annualized EBITDA includes pro forma EBITDA of Liberty Mobile for pre-acquisition periods.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended
	March 31,
	2021	2020
	in millions

Operating income	$178.2	$107.8
Share-based compensation expense	23.0	23.8
Depreciation and amortization	245.9	213.5
Impairment, restructuring and other operating items, net	2.2	18.8
Adjusted OIBDA	449.3	363.9
Less: Property and equipment additions	152.4	132.9
Adjusted OIBDA less P&E additions	$296.9	$231.0

Operating income margin[1]	15.4%	11.6%

Adjusted OIBDA margin[2]	38.7%	39.1%
1.Calculated by dividing operating income or loss by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments (receipts) incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended
	March 31,
	2021	2020
	in millions

Net cash provided by operating activities	$203.5	$114.9
Cash payments for direct acquisition and disposition costs	4.6	1.4
Expenses financed by an intermediary[1]	26.0	32.5
Capital expenditures	(135.6)	(149.2)
Distributions to noncontrolling interest owners	—	(0.7)
Principal payments on amounts financed by vendors and intermediaries	(42.5)	(43.8)
Pre-acquisition interest payments (receipts), net[2]	2.2	(3.0)
Principal payments on finance leases	(0.5)	(0.6)
Adjusted FCF	$57.7	$(48.5)
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amount for the 2021 period primarily relates to the Cabletica Term Loan B-1 Facility and Cabletica Term Loan B-2 Facility that were entered into in advance of the Telefónica-Costa Rica Acquisition. The amount for the 2020 period represents interest paid on pre-acquisition debt related to the AT&T Acquisition, net of interest received on cash held in escrow in advance of the closing of the AT&T Acquisition.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2021, we have adjusted our historical revenue and Adjusted OIBDA (i) to include the pre-acquisition revenue and Adjusted OIBDA of the AT&T Acquired Entities, which were acquired on October 31, 2020, in our rebased amounts for the three months ended March 31, 2020, (ii) to include the pre-acquisition revenue and Adjusted OIBDA of a small B2B operation in the Cayman Islands that was acquired during 2020 in our rebased amounts for the three months ended March 31, 2020, (iii) to exclude the revenue and Adjusted OIBDA of certain B2B operations in Puerto Rico that were disposed of in January 2021 in connection with the AT&T Acquisition from our rebased amounts for the three months ended March 31, 2020, (iv) to exclude the revenue and Adjusted OIBDA associated with our DTH operations in Panama which were shut down in January 2021 from our rebased amounts for the three months ended March 31, 2020 and (v) to reflect the translation of our rebased amounts for the three months ended March 31, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2021. We have reflected the revenue and Adjusted OIBDA of acquired entities in our 2020 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.
The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

The following table sets forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended March 31, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Cabletica	Intersegment eliminations	Total
	In millions

Revenue – Reported	$452.0	$138.3	$104.6	$206.4	$33.7	$(4.0)	$931.0
Rebase adjustments:
Acquisitions	1.7	—	216.6	—	—	—	218.3
Disposal	—	(0.9)	(4.7)	—	—	—	(5.6)
Foreign currency	(7.0)	—	—	22.5	(2.3)	0.1	13.3
Revenue – Rebased	$446.7	$137.4	$316.5	$228.9	$31.4	$(3.9)	$1,157.0

Reported percentage change[1]	(5)%	(12)%	245%	2%	7%	N/A	25%

Rebased percentage change[2]	(4)%	(11)%	14%	(8)%	15%	N/A	—%
N/A – Not Applicable.
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.
The following table sets forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended March 31, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Cabletica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$187.0	$45.8	$50.5	$80.1	$13.3	$(12.8)	$363.9
Rebase adjustments:
Acquisitions[1]	0.5	—	71.5	—	—	—	72.0
Disposal	—	(0.2)	(2.9)	—	—	—	(3.1)
Foreign currency	(2.5)	—	—	8.6	(0.9)	—	5.2
Adjusted OIBDA – Rebased	$185.0	$45.6	$119.1	$88.7	$12.4	$(12.8)	$438.0

Reported percentage change[2]	(3)%	(4)%	197%	(12)%	6%	18%	23%

Rebased percentage change[3]	(2)%	(3)%	26%	(20)%	14%	18%	3%
1.The acquisition-related adjustment for Liberty Puerto Rico with respect to the AT&T Acquired Entities includes $6 million of estimated standalone costs that are not covered by the transitional services agreement with AT&T. These costs represent activities that AT&T had performed on behalf of the AT&T Acquired Entities during the pre-acquisition periods. Costs associated with these activities are being directly incurred by us in post-acquisition periods and include insurance coverage, certain commissions costs, group audit and control activities and various other support activities, including for legal, human resources, customer service, supply chain and finance.
2.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
3.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

The following table sets forth the reconciliations from reported revenue by product for our C&W Caribbean and Networks segment to rebased revenue by product and related change calculations.

	Three months ended March 31, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$131.1	$92.5	$223.6	$228.4	$452.0
Rebase adjustments:
Acquisitions	—	—	—	1.7	1.7
Foreign currency	(2.5)	(1.9)	(4.4)	(2.6)	(7.0)
Revenue by product – Rebased	$128.6	$90.6	$219.2	$227.5	$446.7

Reported percentage change[1]	(2)%	(10)%	(6)%	(4)%	(5)%

Rebased percentage change[2]	—%	(8)%	(4)%	(4)%	(4)%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.
The following table sets forth the reconciliations from reported revenue by product for our C&W borrowing group to rebased revenue by product and related change calculations.

	Three months ended March 31, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$157.1	$148.5	$305.6	$283.0	$588.6
Rebase adjustments:
Acquisitions	—	—	—	1.7	1.7
Disposal	(0.9)	—	(0.9)	—	(0.9)
Foreign currency	(2.3)	(1.9)	(4.2)	(2.8)	(7.0)
Revenue by product – Rebased	$153.9	$146.6	$300.5	$281.9	$582.4

Reported percentage change[1]	(3)%	(11)%	(7)%	(6)%	(7)%

Rebased percentage change[2]	(1)%	(9)%	(5)%	(6)%	(6)%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

Three months ended March 31, 2020
In millions

Adjusted OIBDA – Reported	$232.8
Rebase adjustments:
Acquisition	0.5
Disposal	(0.2)
Foreign currency	(2.5)
Adjusted OIBDA – Rebased	$230.6

Reported percentage change[1]	(3)%

Rebased percentage change[2]	(2)%
1.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
2.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents divided by (ii) last two quarters annualized Adjusted OIBDA as of March 31, 2021 as adjusted to include rebased Adjusted OIBDA of the AT&T Acquired Entities for the pre-acquisition period. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, ratios that would be calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of March 31, 2021 and December 31, 2020 are set forth below:

	March 31,	December 31,
	2021	2020
	in million, except leverage ratios

Total debt and finance lease obligations	$8,782.9	$8,357.2
Discounts, premiums and deferred financing costs, net	156.0	157.1
Projected derivative principal-related cash payments[1]	150.9	161.6
Adjusted total debt and finance lease obligations	9,089.8	8,675.9
Less:
Cash and cash equivalents	1,305.6	894.2
Net debt and finance lease obligations	$7,784.2	$7,781.7
Adjusted OIBDA[2]:
Adjusted OIBDA for the three months ended September 30, 2020	N/A	360.2
Adjusted OIBDA for the three months ended December 31, 2020	428.0	428.0
Adjusted OIBDA for the three months ended March 31, 2021	449.3	N/A
Rebased Adjusted OIBDA – AT&T Acquired Entities[3]	26.8	108.6
Adjusted OIBDA – last two quarters	$904.1	$896.8
Annualized adjusted OIBDA – last two quarters annualized	$1,808.2	$1,793.6

Consolidated leverage ratio	5.0x	4.8x
Consolidated net leverage ratio	4.3x	4.3x
N/A – Not Applicable.
1.Amounts represent the U.S. dollar equivalents and are based on interest rates and exchange rates that were in effect as of March 31, 2021 and December 31, 2020, respectively. For a discussion of our projected cash flows associated with derivative instruments, please see Item 3. Quantitative and Qualitative Disclosures About Market Risk—Projected Cash Flows Associated with Derivative Instruments in our most recently filed Quarterly Report on Form 10-Q.

2.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended March 31, 2021. A reconciliation of our operating income to Adjusted OIBDA for the three months ended September 30, 2020 and December 31, 2020 is presented in the following table:

	Three months ended September 30, 2020	Three months ended December 31, 2020
	in millions

Operating income	$86.6	$103.3
Share-based compensation expense	28.0	22.2
Depreciation and amortization	231.6	253.1
Impairment, restructuring and other operating items, net	14.0	49.4
Adjusted OIBDA	$360.2	$428.0
3.Reflects our calculation of Adjusted OIBDA, as defined by Liberty Latin America, based upon historical financial information of the AT&T Acquired Entities for the pre-acquisition period (July 1, 2020 to October 31, 2020 with respect to the December 31, 2020 ratio calculations and October 1, 2020 to October 31, 2020 with respect to the March 31, 2021 ratio calculations) as adjusted primarily for (i) the impact of new rates pursuant to agreements with AT&T related to roaming, subsea and ethernet services, (ii) aligning the accounting policies of the AT&T Acquired Entities to those used by Liberty Latin America, (iii) the impact of the elimination of parent-company allocations included in the historical financial statements of the AT&T Acquired Entities that are replaced by costs for services provided through the transitional services agreement with AT&T, which generally relate to network operations, customer service, finance and accounting, information, technology, and sales and marketing, and (iv) estimated standalone costs not covered by the transitional services agreement with AT&T.

Non-GAAP Reconciliations for Borrowing Groups
We provide certain financial measures in this press release of our borrowing groups. The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.
Adjusted OIBDA by Borrowing Group
Adjusted OIBDA and proportionate Adjusted OIBDA at a borrowing group level are non-GAAP measures. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.

A reconciliation of C&W's operating income to total Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended
	March 31,
	2021	2020
	in millions

Operating income	$68.0	$57.6
Share-based compensation expense	6.9	7.4
Depreciation and amortization	145.9	147.6
Related-party fees and allocations	5.3	11.0
Impairment, restructuring and other operating items, net	(0.8)	9.2
Total Adjusted OIBDA	225.3	232.8
Noncontrolling interests' share of Adjusted OIBDA	33.1	32.1
Proportionate Adjusted OIBDA	$192.2	$200.7

A reconciliation of VTR's operating income to total Adjusted OIBDA is presented in the following table:

	Three months ended
	March 31,
	2021	2020
	CLP in billions

Operating income	13.4	27.9
Share-based compensation expense	1.3	1.6
Related-party fees and allocations	1.6	3.8
Depreciation	31.0	29.3
Impairment, restructuring and other operating items, net	3.6	1.5
Total Adjusted OIBDA	50.9	64.1